UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 4, 2016

TIPTREE FINANCIAL INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33549	38-3754322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1400
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On August 5, 2016, Tiptree Financial Inc. (the “Company” or “Tiptree”) issued a press release announcing its results of operations for the quarter ended June 30, 2016. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2016, Richard A. Price informed the Board of Directors of the Company (the "Board") of his resignation as (i) a member of the Board, (ii) the Chairman of the Company’s Compensation, Nominating and Governance Committee (the "CNG Committee") and (iii) a member of the Company’s Audit Committee (the "Audit Committee"), effective as of August 10, 2016. In submitting his resignation, Mr. Price did not express any disagreement on any matter relating to the operations, policies or practices of the Company.

On August 4, 2016, the Board appointed Paul Friedman to fill the vacancy on the Board as a Class I director and as a member of both the Audit Committee and CNG Committee, effective as of August 10, 2016. The Board has determined that Mr. Friedman satisfies the definition of “independent director” and "audit committee financial expert" under the Nasdaq listing standards. Mr. Friedman will receive compensation in the same manner as Tiptree’s other independent directors. A description of the compensation payable to Tiptree’s independent directors is included in the Proxy Statement for Tiptree’s 2016 Annual Meeting of Stockholders.

Set forth below is a brief description of Mr. Friedman’s business experience prior to his retirement:

From November 2009 to March 2015, Mr. Friedman served as the Senior Managing Director and Chief Operating Officer of Guggenheim Securities LLC. From June 2008 to October 2009, Mr. Friedman served as the Managing Director of Mariner Investment Group. Mr. Friedman spent 27 years at Bear Stearns & Co. Inc. from 1981 to 2008, most recently holding the position of Chief Operating Officer of its Fixed Income Division. Mr. Friedman serves on the Board of Directors of Oppenheimer Holdings Inc. and Great Ajax Corp. Mr. Friedman has a M.S. in Finance and Accounting from New York University, Stern School of Business, and a B.A. in Economics from Colgate University.

Tiptree is a party to an indemnification agreement with Mr. Friedman (the “Indemnification Agreement”). The Indemnification Agreement requires Tiptree to indemnify its executive officers and directors to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Although the Indemnification Agreement offers substantially the same scope of coverage afforded by Tiptree’s charter and bylaws and by Maryland law, the agreement provides greater assurance to directors and executive officers that indemnification will be available because, as a contract, the agreement cannot be modified unilaterally in the future by the Board or the stockholders to eliminate the rights it provides. This summary of the Indemnification Agreement is not complete and is qualified in its entirety by Tiptree’s Form of Indemnification Agreement, previously filed as Exhibit 10.9 to Tiptree’s Registration Statement on Form S-11, as amended (File No. 333-141634), filed on June 7, 2007 and herein incorporated by reference.

The Board also appointed Lesley Goldwasser, effective August 10, 2016, to be the Lead Director.

Item 7.01	Regulation FD Disclosure.

Included in the press release furnished as Exhibit 99.1 was an announcement that the board of directors of the Company has declared a cash dividend of $0.025 per share to Tiptree's Class A stockholders and Tiptree Financial Partners, L.P.'s limited partners on an as exchanged basis, with a record date of August 22, 2016 and a payment date of August 29, 2016.

On August 5, 2016, the Company posted investor slides dated August 2016 on the Investor Resources section of www.tiptreefinancial.com. These slides are furnished as Exhibit 99.2 to this Form 8-K and incorporated herein by reference. The Tiptree Financial Inc. website is not intended to function as a hyperlink, and the information contained on such website is not a part of this Form 8-K.

The information in Items 2.02 and 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 and 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section. Furthermore, the information in Items 2.02 and 7.01 of this Current Report on Form 8-K, including the information contained in Exhibit 99.1 and 99.2, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

On August 4, 2016, the Board authorized the Company or its subsidiaries to purchase up to $10 million of Class A common stock in the aggregate at the discretion of the Company's Executive Committee. The Company expects the share purchases to be made from time to time in the open market or through privately negotiated transactions, or otherwise, subject to applicable laws and regulations. The timing of the share purchases will depend on a variety of factors, including market conditions, and the Company may purchase less than the aggregate dollar amount of Class A common stock indicated above.

Item 9.01	Financial Statements and Exhibits.

(d) List of Exhibits:

99.1    Tiptree Financial Inc. press release, dated August 5, 2016
99.2    Tiptree Financial Inc. Investor Presentation - Second Quarter 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIPTREE FINANCIAL INC.

Date:	August 5, 2016	By:	/s/ Jonathan Ilany
Name: Jonathan Ilany
Title: Chief Executive Officer